EXHIBIT 11.1


                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                       COMPUTATION OF NET INCOME PER SHARE
               FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996 AND 1995



(In thousands, except earnings per share)
                                                       Primary    Fully Diluted
                                                       Earnings       Earnings
                                                      Per Share      Per Share
                                                      ----------     -----------
1996
----
Net Income applicable to common stock .................  $ 1,924         1,924

Average number of shares outstanding ..................    4,025         4,025
Average stock option shares ...........................      244           296
                                                          ------        ------

    Shares for earnings calculation ...................    4,269         4,321

Net income per share ..................................   $ 0.45          0.45
                                                          ======        ======



1995
----
Net Income applicable to common stock .................  $ 2,024         2,024

Average number of shares outstanding ..................    3,480         3,480
Average stock option shares ...........................      363           683
                                                           -----        ------

    Shares for earnings calculation ...................    3,843         4,163

Net income per share ..................................   $ 0.53          0.49
                                                          ======        ======




NOTE:
Primary and fully diluted income per share were computed by dividing net income by the average number of shares outstanding plus the common stock equivalents which, would arise from the exercise of dilutive stock options.